FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 3, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Begins Production from Komorze-3 Well;
Updates Drilling Progress on Tuchola-4K Well

Salt Lake City, March 3, 2014 – FX Energy, Inc. (NASDAQ: FXEN), reported that production has started at the Company’s Komorze-3 well in the Fences concession in Poland.  The well is currently producing at a rate of 1.1 million cubic feet of gas per day gross.  The gas is being processed at the Lisewo gas facility, which began operation in December 2013 with production from the Lisewo-1 well.

The next well to be connected to the Lisewo facility will be the Lisewo-2 well.  First production from Lisewo-2 is expected in the third quarter of 2014.  Production from the Szymanowice-1 well, the Company’s most recent discovery, is planned to commence through this facility in early 2015.  Both of these wells were completed for production in December 2013.

All four of these wells are located in the Fences concession where the Polish Oil and Gas Company (PGNiG) is the operator and owns 51% of the working interest; FX Energy owns 49%.

“With the additional production from Komorze-3, our Company-wide net production is now approximately 14 million cubic feet of gas equivalent per day, with two more wells yet to come on line,” said David Pierce, president of FX Energy.  “Gas prices remain strong in Poland and with our increased production we are better able to fund a growing exploration and development program.  Following last year’s record capital spending, we expect to have another robust exploration program this year, including up to four wells in the Fences concession and up to three wells in our Edge and Block 246 Concessions.”

Tuchola-4K Drilling Progress

The Tuchola-4K well is currently at a depth of 1073 meters, drilling toward total depth of approximately 3,452 meters.  The primary objective of the well is the lower Zechstein Ca1 formation at a depth of approximately 2,700 meters.  The well has both shallower and deeper secondary targets, in the middle Zechstein Ca2 and in the Upper Devonian.  Tuchola-4K is an offset location to the Company’s Tuchola-3K discovery drilled in 2013.  The Company expects Tuchola-4K drilling and testing to be completed during the first half of 2014.  The Company also is working on a 220 kilometer 3D seismic project to identify possible additional targets in the area surrounding the Tuchola wells.  The Tuchola wells are located in the Company’s Edge concessions in northern Poland, and are 100% owned and operated by FX Energy.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.